Alico Adds Two New Directors increasing its number of Directors to 10.

La Belle, Florida, June 1, 2009 -- Alico, Inc., (Nasdaq: ALCO), a leading landholder and land management company located in south Florida announced today that its Board of Directors, at a meeting held on May 27, 2009, voted to increase the number of directors serving on the Board to ten and appointed Ambassador John Darrell Rood (Ret.) and Ramon A Rodriguez, CPA, to its Board of Directors.

Ambassador Rood, age 54, founded The Vestcor Companies in 1983, focusing on real estate investments, development and construction. As a business leader, he was named by Ernst & Young as the 2001 "Entrepreneur of the Year.”Vestcor was named by the Florida Times-Union as the 2002 "First Coast Company of the Year."  In 2002, John was appointed by Florida Governor Jeb Bush to the Florida Fish and Wildlife Conservation Commission where he served as a Commissioner and Chairman until 2004. In 2004, President George W. Bush appointed him as United States Ambassador to the Commonwealth of the Bahamas where he served until 2007 managing the Embassy and its 300 employees.  As Ambassador, he was honored by Secretary of State Condoleezza Rice for his strong leadership and management skills.  He returned to Jacksonville in 2007 and formed The JDR Companies to develop multifamily properties in Florida, the Carolinas and Texas. In his business career he has acquired or developed 42 rental properties involving more than 10,000 units.

Ramon Rodriguez, age 63, is a Certified Public Accountant with more than 35 years experience in public accounting beginning in 1971 when he joined the public accounting firm of Madsen, Sapp, Mena, Rodriguez & Co.  He served as President of this firm from 1977 to 2005 and thereafter as an executive at Crowe Horwath, LLP (nka Crowe, Chizek and Company, LLC), the successor to Madsen, Sapp, Mena, Rodriguez & Company, until his retirement in 2008.   Mr. Rodriguez has served as member of the Board of Governors and President of the Florida Institute of Certified Public Accountants, past chairman of the Florida Board of Accountancy and as a member of the council of the American Institute of Certified Public Accountants.  He serves on the Board of Republic Services, Inc. (RSG) a publically traded company listed on the New York Stock Exchange and Bank of Florida Corporation (BOFL) a publically traded company listed on the Nasdaq National Market.  He has served on the Board of Directors and was Treasurer of DME Corporation from 1977 to 2009 and is a director and chairman elect of the Board of Directors of public broadcast television station WPBT, Channel 2, located in South Florida.  Mr. Rodriguez is currently the past Chairman of the Board of Directors of the Performing Arts Center Authority of Broward County and a member of the Board of Holy Cross Hospital and is active in other south Florida civic and charitable organizations.

Chairman of the Board John R. Alexander stated that he was extremely proud that Alico was able to attract to its Board two such distinguished members of Florida’s business community to join the Board’s other distinguished independent members.  He noted that Ambassador Rood had been recommended to Alico’s Nominating and Governance Committee by one of Alico’s minority shareholders and Mr. Rodriguez had been suggested to the Committee by one of the company’s independent board members.  Each was evaluated by the Committee in accordance with its normal director evaluation procedures, after which the Committee decided to recommend them both for appointment to the Company’s Board.  He noted that each possess substantial skills and business acumen which will help Alico’s Board as it charts the company’s future course.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:

Steve Smith
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.